FIRST SUPPLEMENTAL INDENTURE

            FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture") dated as of September 28, 2001 among IBP, inc., a Delaware corporation ("IBP"), Tyson Foods, Inc., a Delaware corporation ("Tyson"), Lasso Acquisition Corporation, a wholly owned subsidiary of Tyson ("Purchaser"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

            WHEREAS, IBP has executed and delivered to the Trustee an Indenture (the "Indenture"), dated as of January 26, 1996, providing for the issuance from time to time of unsecured Securities to be issued in one or more series;

            WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 1, 2001, among Tyson, Purchaser and IBP, as modified by the Stipulation and Order dated June 27, 2001 (the "Stipulation") (as so modified the "Merger Agreement"), at the Effective Time (as defined in the Merger Agreement) IBP will be merged (the "Merger") into Purchaser, with Purchaser surviving the Merger and changing its name to IBP, inc.;

            WHEREAS, the Merger will comply with the provisions of Section 8.1 of the Indenture;

            WHEREAS, Section 9.1 of the Indenture permits IBP and the Trustee to amend the Indenture without prior notice to or consent of any Holder for the purposes of (i) evidencing the succession of another Person to IBP and the assumption by such successor of the covenants of IBP in the Indenture and in the Securities, and (ii) making any other provisions with respect to matters or questions under the Indenture, provided that such action shall not adversely affect the interest of the Holders of the Securities of any series or any related coupons in any material respect;

            WHEREAS, IBP proposes in and by this First Supplemental Indenture to supplement and amend the Indenture in certain respects as it applies to the Securities issued thereunder;

            WHEREAS, as of the Effective Time of the Merger, Purchaser, as the surviving corporation in the Merger, desires to expressly assume the due and punctual payment of the principal of and any premium and interest (including all additional Amounts, if any, payable pursuant to Section 10.4) on all the Securities and the performance of every covenant of the Indenture on the part of IBP to be performed or observed;

            WHEREAS, as of the Effective Time of the Merger, Tyson desires to unconditionally and irrevocably guarantee the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of Purchaser, as the surviving corporation in the Merger, under the Indenture and the Securities, and the full and punctual performance within applicable grace periods of all other obligations of Purchaser, as the surviving corporation in the Merger, under the Indenture; and

            WHEREAS, Purchaser, IBP and Tyson have requested that the Trustee execute and deliver this First Supplemental Indenture and all requirements necessary to make the assumption and guarantee provided for herein the valid obligations of Purchaser and Tyson, respectively.

            NOW THEREFORE, Purchaser, IBP, Tyson and the Trustee hereby agree that the following Sections of this First Supplemental Indenture supplement the Indenture with respect to Securities issued thereunder:

Section 1.  Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

Section 2.  The Assumption by Purchaser. As of the Effective Time of the Merger, Purchaser, as the surviving corporation in the Merger, expressly assumes the due and punctual payment of the principal of and any premium and interest (including all additional Amounts, if any, payable pursuant to Section 10.4 of the Indenture) on all the Securities and the performance of every covenant of the Indenture on the part of IBP to be performed or observed.

Section 3.  The Guarantee by Tyson. As of the Effective Time of the Merger, Tyson irrevocably and unconditionally guarantees (the "Guarantee"), to each Holder of Securities and to the Trustee and its successors and assigns, the due and punctual payment of the principal of and any premium and interest (including all additional Amounts, if any, payable pursuant to Section 10.4 of the Indenture) on all the Securities and the performance of every covenant of the Indenture on the part of Purchaser, as the surviving corporation in the Merger, to be performed or observed. As of the Effective Time of the Merger, Tyson further agrees that the Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection. The obligation of Tyson to make any payment hereunder may be satisfied by causing Purchaser, as the surviving corporation in the Merger, to make such payment.

Section 4.  Reports to Holders. Section 7.3 of the Indenture is amended and restated in its entirety as follows:

    Tyson Foods, Inc., a Delaware corporation ("Tyson"), shall:

            (1)      file with the Trustee, within 15 days after Tyson is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which Tyson may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Tyson is not required to file information, documents or reports pursuant to either of such Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

            (2)      file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports required to be filed with respect to compliance by Tyson with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

            (3)      transmit to all Holders, in the manner and to the extent provided in TIA Section 313(c), within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by Tyson pursuant to paragraphs (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

            Delivery of such information, documents and reports to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Tyson's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

Section 5.  Termination of IBP Reports. The provisions of this First Supplemental Indenture are intended to, and shall have the effect of, terminating any obligation of Purchaser, as the surviving corporation in the Merger, arising under the Indenture to (i) prepare such reports, information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, (ii) prepare, on an annual basis, complete audited consolidated financial statements containing the information that otherwise would be required to be in annual financial statements filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, (iii) cause a copy of any such reports to be filed with the Trustee and mailed directly to each of the Holders of the Securities, and (iv) file a copy of all such aforementioned information and reports with the SEC and make such information available to securities analysts and prospective investors upon request.

Section 6.  Concerning the Trustee. The Trustee accepts the provisions of this First Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture as amended by this First Supplemental Indenture.

Section 7.  Indenture Confirmed. This First Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.

Section 8.  Governing Law. This First Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State without reference to principles of conflicts of laws.

Section 9.  Counterparts. This First Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

Section 10.  Headings. The headings of this First Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.

Section 11.  Separability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Securities, but this First Supplemental Indenture and the Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 12.  Benefits of Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, their successors hereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under this First Supplemental Indenture.

            IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

IBP, inc.

By: /s/ Sheila Hagen
Name: Sheila Hagen
Title: Exec. Vice President and General Counsel

TYSON FOODS, INC.

By: /s/ Dennis Leatherby
Name: Dennis Leatherby
Title: Senior Vice President, Finance and Treasurer

LASSO ACQUISITION CORPORATION

By: /s/ Dennis Leatherby
Name: Dennis Leatherby
Title: Treasurer

THE BANK OF NEW YORK, AS TRUSTEE

By: /s/ Van K. Brown
Name: Van K. Brown
Title: Vice President